Exhibit 10.22

NELOGIC LETTERHEAD

July 30, 2009

Behrooz Abdi
[address]
Carlsbad, CA  92011

Dear Behrooz:

I am pleased to offer you employment with NetLogic Microsystems, Inc. or one of its subsidiaries (“NetLogic”).  This letter sets forth the terms and conditions of your employment with NetLogic or any of its subsidiaries.  To be certain that you understand and agree with the terms of this employment offer, please review this letter, which you will need to sign as a condition of employment. If you choose to accept this offer, sign and date this letter and the attached agreements where indicated. This offer is conditioned upon your presenting evidence of your authorization to work in the United States and your identity sufficient to allow NetLogic to complete the Form I-9 required by law. In the event your employment needs visa sponsorship, your employment is contingent upon you receiving the appropriate visa petitions through the appropriate United States immigration authorities.

Please be advised that this offer of employment is contingent upon the following, and shall have no force or effect unless the following are satisfied: (i) the successful closing of the transactions (the “NetLogic-RMI Transactions”) contemplated by the Agreement and Plan of Merger Reorganization between NetLogic Microsystems, Inc. and RMI Corporation (the “Merger Agreement”), (ii) your continued employment with RMI Corporation through the close of the NetLogic-RMI Transactions, and (iii) your commencement of employment with NetLogic immediately following the close of the NetLogic-RMI Transactions.

Position:  Your position will be Executive Vice President and General Manager initially reporting to Ron Jankov. Your primary responsibilities will be those normally associated with the position of Executive Vice President and General Manager, as well as such other duties as may be assigned to you from time to time.  This is a full-time position and NetLogic expects and requires that you will perform your assigned duties to the best of your ability and faithfully observe your obligations to NetLogic.  From time to time, NetLogic may impose additional or more specific work rules for you.  You acknowledge and agree that your employment with NetLogic will be subject to all of its written employment policies and procedures as in effect from time to time during the course of your employment, including, but not limited to, those in NetLogic’s Employee Handbook, NetLogic’s Code of Business Conduct and Ethics, and NetLogic’s Insider Trading and Confidentiality Policy Statement.  By accepting this offer of employment, you represent and agree that as of your first day of employment with NetLogic you will be under no obligation, contractual or otherwise, inconsistent with the obligations you will be assuming to NetLogic and will re-affirm such representation and agreement at that time.

Start Date:  Your first day of employment will be the date of closing of the NetLogic-RMI Transactions, unless you and your hiring manager later agree in writing to a different start date.

Base Salary:  Your annual base salary will be $350,000.  Your base salary will be reviewed from time to time by NetLogic to determine whether, in NetLogic’s judgment, your base salary should be changed.  Your base salary will be paid in accordance with NetLogic’s normal payroll procedures and will be subject to applicable withholding required by law.

Bonus Program:  Starting in calendar year 2010, you will be eligible to participate in NetLogic’s Incentive Bonus Plan, subject to the terms and conditions thereof. During 2010, you will be eligible to receive a target cash bonus of up to Seventy One Percent (71%) of your 2010 annual base salary, subject to a performance review and NetLogic achieving its financial and other goals.

Existing Stock Options:  You hereby acknowledge and agree that pursuant to the terms of RMI Corporation’s 2002 Stock Incentive Plan (the “Plan”) and the Merger Agreement, all of your unexercised options to purchase shares of the Common Stock of RMI Corporation issued pursuant to the Plan that you have not exercised prior to the closing of the NetLogic-RMI Transactions, and in accordance with the exercise instructions to be provided by RMI, will automatically terminate effective as of the closing date of the NetLogic-RMI Transactions and shall have no future value.

NetLogic Stock Options:  Within 60 days after the Closing Date, subject to approval and due authorization by NetLogic’s Board of Directors, you will receive an option (the “Stock Option”) to purchase a number of shares of NetLogic’s Common Stock determined by dividing $9,900,000 by the Applicable Closing Price (as defined in the Merger Agreement(1)). The Stock Option shall vest with respect to one-fifth of the shares subject to the Stock Option on the first anniversary of your first day of employment with NetLogic, and with respect to one forty-eighth of the remaining shares subject to the Stock Option each calendar month thereafter, subject to your continuous employment status with NetLogic and will be subject to all standard terms and conditions of NetLogic’s new employee inducement option grant agreement, except as modified by the express terms of this letter agreement. The exercise price for the Stock Option will be the closing price for NetLogic’s Common Stock on the grant date as reported on the applicable market of the NASDAQ Global Market on which the Common Stock is listed.

First Restricted Stock Unit Award. Within 60 days after the Closing Date, subject to approval and due authorization by NetLogic’s Board of Directors you will receive a first number of restricted stock units determined by dividing $3,300,000 by the Applicable Closing Price (the “First RSUs”). Each First RSU will represent the future right to acquire one share of NetLogic Common Stock, and shall vest with respect to one-sixth of the shares subject to the First RSUs on the 18-month anniversary of the Closing Date, and with respect to one-fifth of the remaining shares subject to the First RSUs each six months thereafter, subject to your continuous employment status with NetLogic and all standard terms and conditions of NetLogic’s new employee inducement awards of restricted stock units, except as modified by the express terms of this letter agreement.

Second Restricted Stock Unit Award. Within 60 days after the Closing Date, subject to approval and due authorization by NetLogic’s Board of Directors you will receive a second number of restricted stock units determined by dividing $2,400,000 by the Applicable Closing Price (the “Second RSUs”). Each Second RSU will represent the future right to acquire one share of NetLogic’s Common Stock, will vest as to 50% of the total number of shares subject thereto six-months after your first day of employment with NetLogic, and as to the remainder of such shares on the first anniversary of your first day of employment with NetLogic, subject to your continuous employment status with NetLogic, and will be subject to all standard terms and conditions of NetLogic’s new employee inducement awards of restricted stock units, except as modified by the express terms of this letter agreement.

NOTE: If you are a “disqualified individual” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or grants of your Stock Option and/or Restricted Stock Units shall be required or made to the extent that such payments and grants, when aggregated with any other relevant payments or benefits received or to be received by you (including but not limited to any amount you receive in the RMI-NetLogic transaction in respect of RMI common stock or options to purchase RMI common stock that you may hold), would constitute a “parachute payment” within the meaning of Section 280G of the Code.  RMI anticipates submitting the payments that may constitute “parachute payments” to its shareholders for their approval at or prior to the RMI-NetLogic transaction; however, if such approval is obtained and otherwise satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code, no part of such payments to you will be limited by this paragraph.  All determinations required by this paragraph will be made by NetLogic, whose determination will be final and binding absent manifest error.

Change of Control: The Stock Option and RSU agreements referred to above will include the following additional provision:

In the event of a Change of Control occurring prior to the termination of your Continuous Service Status (as such terms are defined in the NetLogic Microsystems, Inc. 2004 Equity Incentive Plan (the “Plan”)), in which the outstanding Stock Options, First RSUs and Second RSUs (collectively, the “Equity Awards”) are not assumed by the successor corporation, the vesting of the Equity Awards shall be accelerated by 24 months (measured from the date of the Change of Control) such that all shares that would have become vested during the 24-month period subsequent to the date of the Change of Control (assuming the your Continuous Service Status) but for such Change of Control will so vest as of the effective date of such Change of Control. In addition, following a Change of Control, in which the Equity Awards have been assumed by the successor corporation in such Change of Control as of the date thereof, in the event of your Involuntary Termination of employment within 24 months after the effective date of the Change of Control the vesting of the assumed Equity Awards shall be accelerated such that all Equity Awards that would have become vested during such 24-month period but for the Change of Control and Involuntary Termination (assuming your Continuous Service Status) will so vest as of the effective date of such Termination.  For purposes of this Agreement, an “Involuntary Termination” is one that occurs by reason of your dismissal for any reason other than Misconduct or your voluntary resignation following:  (i) a change in position you accepted with NetLogic or its subsidiary that materially reduces your level of responsibility, (ii) a material reduction your base salary, or (iii) your relocation by more than 50 miles from the principal office where your employment is located at the commencement of employment with NetLogic; provided that (ii) and (iii) will apply only if you has not consented to the change or relocation. “Misconduct” shall mean the commission of any act of fraud or embezzlement by you, (ii) any intentional unauthorized use or disclosure by you of confidential information or trade secrets of NetLogic (or any subsidiary of NetLogic), or (iii) any act of dishonest or other intentional misconduct by you adversely affecting the business affairs of NetLogic (or any parent or subsidiary of NetLogic) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which NetLogic (or any parent or subsidiary of NetLogic) may consider as grounds for the dismissal or discharge of your employment with NetLogic (or any parent or subsidiary of NetLogic).

Separation Package: If your employment with NetLogic is Involuntarily Terminated not in connection with a Change of Control, NetLogic will provide you with the following separation package: (i) one year of salary, (ii) monthly payments of COBRA health care premiums (wherein, the sum of (i) and (ii) shall not exceed $400,000), and (iii) the vesting of the Equity Awards shall be accelerated by 24 months (measured from the date of the Involuntary Termination) such that all shares subject to the Equity Awards that would have become vested during the 24-month period subsequent to the date of the Involuntary Termination (assuming the your Continuous Service Status) but for such Involuntary Termination, will so vest as of the effective date of such Involuntary Termination. In order to receive either separation package described in this section, you will need to execute a Separation Agreement and General Release (“Agreement”) and comply with the terms of the Agreement, including that you will: (a) release and forever discharge NetLogic, and any successor corporation, from any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or whatsoever, known or unknown, which you have or had against NetLogic, and any successor corporation,  from the beginning of time until the date of execution of this Agreement (collectively referred to as “Claims”); and (b) release, acquit and forever discharge NetLogic, and any successor corporation,  from and against any Claims arising from or in any way connected with or relating to: (i) your employment with NetLogic, and any successor corporation,  or the termination of your employment with NetLogic, and any successor corporation,, (ii) claims arising under any state or federal statute regarding employment discrimination or termination, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (WARN), and the Americans with Disabilities Act, (iii) claims for wrongful discharge, unjust dismissal, or constructive discharge,  (iv) claims for breach of any alleged oral, written or implied contract of employment, (v) claims for salary or severance payments other than those set forth in the Agreement, (vi) claims for employment benefits, except as set forth in the Agreement; (vii) claims for attorneys’ fees, costs, and damages of all types, and (viii) any other claims under federal, state or local statute, law, rule or regulation.

Conflicting Activities:  While employed by NetLogic you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to NetLogic, without the express prior written approval of NetLogic’s CEO.  We believe that employment with NetLogic requires a full-time commitment. Employment with any competing entity, or for yourself in competition with NetLogic, is not permitted. If you want to take an outside job, you should discuss the outside opportunity with your manager in advance so that we can determine if any actual or potential conflict of interest exists.

At-Will Employment:  Your employment with NetLogic is for no specified duration and is at the will of both you and NetLogic, which means that either you or NetLogic may end the employment relationship at any time for any reason, with or without notice.  Nothing in this provision or the provisions in the Stock Option or RSU agreements will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment. The at-will nature of your employment may not be altered by any policy, practice, or representation of NetLogic, but only by a written agreement expressly modifying or waiving it, signed both by you and NetLogic’s CEO.

Reimbursements:  You will be entitled to reimbursement on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting NetLogic’s business, in accordance with NetLogic’s policy and applicable law.

Benefits:  You will be eligible to participate in any employee benefit plans or programs maintained or established by NetLogic to the same extent as other employees at your level within NetLogic, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

Confidential Information and Inventions:  Your employment is conditioned upon your execution, return of and adherence to NetLogic’s standard Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A.

RELEASE.  IN EXCHANGE FOR THE NETLOGIC STOCK OPTIONS, RESTRICTED STOCK UNITS AND OTHER BENEFITS AND RIGHTS GRANTED TO YOU HEREUNDER, YOU HEREBY UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE RMI CORPORATION AND EACH OF ITS SUBSIDIARIES (COLLECTIVELY “RMI”), NETLOGIC AND ANY OTHER SUBSIDIARY OF NETLOGIC, INCLUDING THEIR RESPECTIVE OFFICERS AND DIRECTORS, FROM (I) ANY AND ALL OBLIGATIONS OR DUTIES RMI MAY HAVE TO YOU WITH RESPECT TO THE UNEXERCISED RMI CORPORATION OPTIONS AND (II) ANY AND ALL CLAIMS OF LIABILITY, WHETHER LEGAL OR EQUITABLE, OF EVERY KIND AND NATURE, WHICH YOU EVER HAD, NOW HAVE OR MAY CLAIM AGAINST RMI, IN EACH CASE ARISING OUT OF FACTS OR CIRCUMSTANCES OCCURRING AT ANY TIME ON OR PRIOR TO THE CLOSING DATE OF THE MERGER AND WHICH RELATE TO RMI; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL EXCLUDE THOSE CLAIMS, LIABILITIES, OBLIGATIONS AND DUTIES OF RMI OR NETLOGIC (COLLECTIVELY, “CLAIMS”) UNDER THIS LETTER AND SHALL EXCLUDE, TO THE EXTENT APPLICABLE, (I) COMPENSATION NOT YET PAID (INCLUDING ANY AMOUNTS PAYABLE TO YOU OR SHARES, RSUS OR OPTIONS TO BE DELIVERED PURSUANT TO THIS LETTER OR THE MERGER AGREEMENT), (II) REIMBURSEMENT FOR

EXPENSES INCURRED BY YOU IN THE ORDINARY COURSE OF YOUR EMPLOYMENT WHICH ARE REIMBURSABLE UNDER RMI’S EXPENSE REIMBURSEMENT POLICIES, (III) ACCRUED PTO AND VACATION, SUBJECT TO THE RMI CORPORATION’S POLICIES ON ACCRUAL AND CARRYFORWARD, (IV) ANY INDEMNIFICATION  OBLIGATIONS OF RMI OR NETLOGIC TO INDEMNIFY CERTAIN OFFICERS AND DIRECTORS, AND (V) ANY OTHER CLAIMS AS TO WHICH  APPLICABLE CALIFORNIA AND U.S. FEDERAL EXPRESSLY PROHIBITS RMI OR NETLOGIC FROM OBTAINING THIS RELEASE.  FOR PURPOSES OF THIS SECTION, YOU HEREBY EXPRESSLY WAIVE THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Third Party Information:  You agree that you will not, during your employment with NetLogic, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of NetLogic any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Arbitration: All disputes concerning this offer letter agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to conflicts of law provisions or principles. You and NetLogic agree to submit any matter in dispute under this offer letter agreement to JAMS (“the Association”) for final and binding arbitration conducted in Santa Clara County, California, and conducted in accordance with the rules of the Association.

Miscellaneous:   This agreement, together with the attached Proprietary Information and Inventions Agreement and all other agreements and items expressly referenced herein, are the sole and entire agreement between you and NetLogic with respect to the subject of your employment and supersedes all prior or contemporaneous agreements or negotiations on that subject.  This agreement may not be modified except in a writing signed by the CEO of NetLogic and you.  The unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of the agreement.  This letter agreement may be executed in two or more counterparts, which together will constitute the entire agreement.

Sincerely,

/s/ RON JANKOV

Ronald S. Jankov
President and CEO

I have reviewed and understand the terms and conditions set forth in this letter and agree to them.

Dated: 11/1/2009	/s/ Berhooz Abdi
Behrooz Abdi

1 The “Applicable Closing Price” means the average closing price of a share of NetLogic Common Stock reported on the Nasdaq Global Market Select market for the 20-day trading period in which the last day will be the 3rd trading day prior to the Merger Closing date, provided that if such average price is greater than $34.90, the Applicable Closing Price shall mean $34.90 and that if such average price is less than $26.97, the Applicable Closing Price shall mean $26.97.